Exhibit 10.2

FLEETWOOD ENTERPRISES, INC.
2007 Stock Incentive Plan

RESTRICTED STOCK AWARD AGREEMENT

This Restricted Stock Award Agreement (this “Agreement”) is made effective as of September 13, 2007 between FLEETWOOD ENTERPRISES, INC. (the “Company”) and «FIRST_NAME» «LAST_NAME» (“Participant”), pursuant to the 2007 Stock Incentive Plan (the “Plan”), which became effective on September 11, 2007.

1.             Incorporation By Reference.  This Agreement is subject in all respects to the terms and provisions of the Plan, all of which are by this reference made a part of and incorporated in this Agreement.  Any capitalized term not defined in this Agreement shall have the meaning ascribed to it in the Plan.  If and to the extent this Agreement and the Plan conflict, the Plan shall control.

2.             Grant Of Restricted Stock.  Subject to the limitations set forth herein and in the Plan, «SHARES_GRANTED» shares of restricted Common Stock (the “Restricted Stock”) will be issued in the name of Participant, but held in an electronic account by the Company for Participant’s account, and will not be transferred to Participant until all vesting conditions have been met as set forth in Section 3 below.  The Restricted Stock will be restricted by being subject to vesting and non-transferability provisions as hereafter provided in this Agreement and shall be subject to such limitations on transfer as are contained in the Plan, federal and state securities laws or any other limitations on transferability as may be imposed by the Company.  By accepting the Restricted Stock, Participant irrevocably agrees on behalf of Participant and Participant’s successors and permitted assigns to all of the terms and conditions of the Award as set forth in or pursuant to this Agreement and the Plan (as such Plan may be amended from time to time).

3.             Vesting.  Subject to Participant’s continued uninterrupted service for the Company as a director from the date hereof through the relevant vesting date, and the other conditions set forth in this Agreement and the Plan, Participant’s rights in and to the Restricted Stock shall become vested on <<INSERT DATE>>.  The shares subject to that portion of the Restricted Stock that has not vested are referred to herein as “Unvested Shares.”

4.             Issuance Of Certificates.  In its sole discretion, the Administrator may cause the Company to issue and deliver to Participant, in the name of Participant, a certificate representing ownership of the Restricted Stock.  Each certificate evidencing Unvested Shares will bear a legend to the effect that such shares are subject to potential forfeiture and may not be sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except in accordance with the terms of this Agreement.

5.             Status of Award.  From and after the date hereof, Participant will be recorded as a stockholder of the Company with respect to the Restricted Stock (whether vested or unvested) and shall have all voting rights and rights to dividends and other distributions with respect to such Restricted Stock unless and until any such Restricted Stock is forfeited or transferred back to the Company.

6.             Termination of Employment.  Notwithstanding Section 8(g) of the Plan, upon Participant’s Retirement or Early Retirement, the vesting of the Restricted Stock shall immediately cease on the effective date of Retirement or Early Retirement and all Unvested Shares subject to this Agreement shall be forfeited by Participant and cancelled and surrendered to the Company without payment of any consideration.

7.             Section 83(b) Election.  Participant understands and agrees that the vesting of the Restricted Stock shall constitute compensation income arising from services performed by Participant for the Company.  Participant understands that the taxable income recognized by Participant as a result of the award of Restricted Stock hereunder, and the withholding liability and required date of withholding with respect thereto, if any, will be affected by a decision by Participant to make an election pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended (an “83(b) Election”).  Participant understands and agrees that Participant will have the sole responsibility for determining whether to make an 83(b) Election with respect to the Restricted Stock and for properly making such election and filing the election with the relevant taxing authorities on a timely basis.  Participant will not rely on the Company or any of its officers, accountants, attorneys or other agents for any advice in connection with the decision whether to make, or procedures for making, the 83(b) Election and acknowledges that the Company has urged Participant to consult with Participant’s own tax advisor with respect to the desirability of and procedures for making an 83(b) Election with respect to the Restricted Stock, including when the election should be made.  Participant agrees to submit to the Company a copy of any 83(b) Election with respect to the Restricted Stock immediately upon filing such election with the relevant taxing authority.

8.             Administrator Authority.  Any question concerning the interpretation of this Agreement or the Plan, any adjustments required to be made under the Plan, and any controversy that may arise under the Plan or this Agreement shall be determined by the Administrator in its sole and absolute discretion.

9.             Transfer Restrictions.  Any sale, transfer, assignment, encumbrance, pledge, hypothecation, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, whether voluntary or by operation of law, directly or indirectly, of Unvested Shares shall be strictly prohibited and void.

10.          Securities Law Compliance.  The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other subsequent transfers of any Shares issued as a result of or under this Agreement, including without limitation (i) restrictions under an insider trading policy, (ii) restrictions that may be necessary in the absence of an effective registration statement under the Securities Act of 1933, as amended, covering the Award and/or the Shares underlying the Award and (iii) restrictions as to the use of a specified brokerage firm or other agent for such resales or other transfers.  Any sale of the Shares must also comply with other applicable laws and regulations governing the sale of such shares.

11.          Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, shall be binding upon the successors and assigns of the parties hereto and shall be subject to all of the terms and provisions of the Plan, a copy of which has been delivered to Participant.

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereof on the date first above written.

PARTICIPANT:	FLEETWOOD ENTERPRISES, INC.

By:
(Signature)		Elden L. Smith, President

(Printed Name)

Effective Date: <<September XX, 20XX>>